Exhibit 99.2



   U. S. STEEL TUBULAR PRODUCTS, INC. REACHES TENTATIVE AGREEMENT WITH UNITED STEELWORKERS ON NEW LABOR CONTRACT FOR TEXAS OPERATIONS DIVISION

     PITTSBURGH, Aug. 12, 2008 - United States Steel Corporation (NYSE: X) today announced that its U. S. Steel Tubular Products, Inc. subsidiary reached a tentative agreement with the United Steelworkers (USW) on a new four-year labor contract that will cover approximately 900 USW-represented employees at
U. S. Steel Tubular Products, Inc.'s Texas Operations Division, a welded tubular products facility in Lone Star, Texas. The tentative agreement will replace the contract expiring Sept. 1, 2008, and remains subject to ratification by the United Steelworkers.
     Commenting on the announcement, U. S. Steel Chairman and Chief Executive Officer John P. Surma said, "We are pleased that a tentative agreement was reached with the United Steelworkers on a competitive four-year contract for our Texas Operations Division, which became part of our company just over one year ago. This agreement will allow us to build upon the significant progress that has been made to date. We believe that this agreement is in the best interests of our company and all of our stakeholders."
     Details about the tentative agreement will be made available after the ratification process is complete.

This release contains forward-looking statements with regard to a new labor agreement. The new labor agreement is subject to ratification by USW members. Future profitability and competitiveness are subject to numerous factors, many of which are beyond the control of U. S. Steel. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in the Form 10-K of
U. S. Steel for the year ended December 31, 2007, and in subsequent filings for
U. S. Steel.

For more information about U. S. Steel, visit www.ussteel.com.